EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

Name	State of Incorporation
Mid Penn Bank	Pennsylvania

Mid Penn Investment Corp.	Delaware

Mid Penn Insurance Services, LLC	Pennsylvania